Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225	E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com

FOR IMMEDIATE RELEASE
TREDEGAR AGREES TO SELL PERSONAL CARE FILMS BUSINESS TO FITESA
RICHMOND, VA, August 25, 2020 – Tredegar Corporation (NYSE:TG) announced today that it has agreed to sell its personal care films (“Personal Care Films”) business to affiliates of Fitesa S.A.  The Personal Care Films business, which is currently reported by Tredegar within the personal care component of its PE Films segment, has approximately 400 employees worldwide and includes manufacturing sites located in Terre Haute, Indiana; Kerkrade, The Netherlands; Rétság, Hungary; Diadema, Brazil; and Pune, India. The proposed transaction excludes the packaging film lines and operations relating to the Pottsville, Pennsylvania manufacturing site currently reported by Tredegar within the personal care component of its PE Films segment (“Pottsville Packaging”).

Cash proceeds from the sale net of transaction costs, purchase price adjustments and transition services are estimated at $40 to $45 million.  Net cash income tax costs or benefits relating to the transaction are expected to be negligible.

For the 12 months ended June 30, 2020, net sales and EBITDA from ongoing operations for the Personal Care Films business to be sold were $133 million and negative $1.7 million, respectively.

For the 12 months ended June 30, 2020, net sales and EBITDA from ongoing operations for the Pottsville Packaging business to be retained by Tredegar were $23 million and positive $7.0 million, respectively.  Tredegar also estimates that approximately $3 million of certain PE Films segment annual shared services costs previously allocated to Personal Care Films will not be eliminated in the transaction.

Closing of the transaction, which is contingent upon the satisfaction of customary conditions, including competition filings in various countries where Tredegar and Fitesa do business, is expected to occur during the fourth quarter of 2020.  The Personal Care Films business, with a carrying value of net assets of approximately $70 million, is expected to be reported as a discontinued operation beginning in the third quarter of 2020 and a non-cash accounting loss is expected to be recognized at that time.  Tredegar’s surface protection component of its PE Films segment, with manufacturing at the Pottsville facility as well as in Guangzhou, China, will add Pottsville Packaging to its responsibilities.

TREDEGAR ANNOUNCES DEFINITIVE AGREEMENT, page 2

Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2019 sales of $1 billion. With approximately 3,000 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Fitesa is one of the leading and largest global manufacturers of nonwovens.  It provides innovative solutions for the hygiene and healthcare markets using a broad range of nonwoven technologies, that include spunbond, carded, airlaid and elastic films and laminates. Headquartered in Porto Alegre, Brazil, Fitesa employs over 2,000 people in 16 manufacturing locations across 10 countries: Brazil, Peru, Mexico, Italy, Sweden, Germany, United States, United Arab Emirates, Thailand and China.

Forward-Looking Statements

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, Tredegar does so to identify forward-looking statements. Such statements are based on Tredegar’s then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that actual results may differ, possibly materially, from the forward-looking statements provided in this press release. Accordingly, you should not place undue reliance on these forward-looking statements.  Factors that could cause actual results to differ from expectations include, without limitation, the following: Tredegar’s inability to complete the proposed transaction in a timely manner (or at all) and at the prices it has assumed; possible disruptions to customer and employee relationships and business operations caused by the proposed transaction; the ability to achieve the levels cost savings and operational improvements anticipated; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, Item 1A of Tredegar’s Quarterly Report on Form 10-Q for the period ended March 31, 2020. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.

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